Exhibit (p)

Code of Ethics
of
THE PARNASSUS FUND
THE PARNASSUS INCOME TRUST
and
PARNASSUS INVESTMENTS

        Adoption of this Code. This Code of Ethics (this “Code”) has been adopted by The Parnassus Fund and The Parnassus Income Trust (each of which is referred to as the “Fund”) and Parnassus Investments (the “Adviser”) in compliance with Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”) and Rule 204a-1 under the Investment Advisers Act of 1940 (the “IAA”). The Chief Compliance Officer (the “Compliance Officer”) shall be responsible for the administration of this code.

        General Principles. In their personal investment activities, all Trustees and officers of the Fund and all officers, directors and staff of Parnassus Investments should at all times place the interests of Fund shareholders and clients before their own personal interests. All personal securities transactions should be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust or responsibility. No one affiliated with the Fund or Parnassus Investments should take inappropriate advantage of his or her position. All persons abiding by this Code must seek to comply with federal securities laws to the best of their ability.

        Activities covered by this Code. This Code applies to all activities by which a Covered Account (see below) acquires or disposes of any direct or indirect beneficial interest in a Covered Security. (See Appendix A to this Code for a discussion of what constitutes such a beneficial interest.) Covered Securities do not, however, include transactions which are not voluntary, such as the receipt or disposition of Covered Securities in a reorganization in which all holders are bound by a vote of holders.

        Accounts covered by this Code. This Code covers all Covered Securities accounts (“Covered Accounts”) in which any “access person,” as defined by the Rule, has any direct or indirect beneficial interest. See Appendix B to this Code for the definition of “access person.” The Compliance Officer shall be responsible, as required by the Rule, for the identification and notification of access persons and the maintenance of records relating thereto.

        Note: Due to the beneficial ownership provisions of the Rule (see Appendix A), Covered Accounts may include accounts not only in the names of access persons, but other accounts not registered in their names, including accounts held for their benefit, certain family accounts and certain accounts of trusts, estates, partnerships and corporations. Access persons may exclude accounts which would otherwise be Covered Accounts in certain cases as discussed in Appendix A. A Covered Account related to a particular access person is referred to as a “Covered Account of that access person” or in similar terms.

        Covered Security. A “Covered Security” as used in this Code means any Security, as defined in Section 2(a)(36) of the 1940 Act except:

(a) securities issued by the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies; and

    (b)        securities issued by an entity that is not registered under Section 12 of the Securities Exchange Act of 1934 of which an access person holds, directly or indirectly, the right to thirty percent (30%) or more of the voting power (“private business”), provided that such access person has previously given written notice of that fact to the Compliance Officer.

        Covered Transactions. A “Covered Transaction” as used in this Code means any Covered Activity in a Covered Account involving Covered Securities. Because of the complexity of these definitions, an example is provided below to illustrate the application of these definitions. This example is not meant to cover all cases, but only to show how the definition works in a particular fact situation.

Example: The wife of an access person has a custodial account for a minor child. Because of the beneficial ownership provision of the Rule, this is a Covered Account. The Account holds Covered Securities. The Covered Securities are sold. This is a Covered Activity, because it is voluntary. Thus, the transaction is a Covered Transaction.

        Prohibited Activities. For purposes of this Code, “access persons” are all Trustees and officers of the Fund and all officers, directors and staff of Parnassus Investments who have access to information about the Fund’s investment activities before they become part of the public record. However, independent Trustees who have no knowledge of the Fund’s investment activities before those activities become part of the public record may obtain exemption from the prohibitions of paragraphs (3) and (4) upon certifying those facts to the Compliance Officer. Similarly, an access person, even one who has nonpublic knowledge of the Fund’s investment activities, may obtain exemption for an account over which such person has no direct or indirect influence or control.

        The following are substantive restrictions on personal investing activities of all access persons:

(1)	Initial Public Offerings. No access person may invest in an initial public offering unless the Compliance Officer gives prior written approval and certifies that the investment need not be reserved for the Fund and that the opportunity is not being offered to such access person by virtue of his or her position with the Fund. Any decisions by the Fund to purchase securities of that issuer within the following two (2) years shall be subject to an independent review by the Compliance Officer and shall be reported to the Trustees of the Fund at their next meeting.

(2)	Private Placements. No access person may invest in a private placement unless the Compliance Officer gives prior approval and certifies that the investment need not be reserved for the Fund and its shareholders and that the opportunity is not being offered to the access person by virtue of his or her position with the Fund. Any decisions by the Fund to purchase securities of that issuer within the following two (2) years shall be subject to an independent review by the Compliance Officer and shall be reported to the Trustees of the Fund at their next meeting.

(3)	Blackout Periods. No access person may buy or sell a security within five (5) business days before or after the Fund or any other account managed by Parnassus Investments trades in that same security or is considering a trade in that security. Any profits realized on trades within the proscribed period must be disgorged.

(4)	Ban on Short-Term Trading Profits. No access person may profit from the purchase and sale or sale and purchase of the same (or equivalent) security within 60 calendar days. Any profits realized on such short-term trades must be disgorged. Independent Trustees and other access persons who have no knowledge of the Fund’s investment activities before those activities become part of the public record are not subject to this prohibition.

(5)	Gifts. No access person may receive a gift or other thing of value worth more than $100 from any person or entity that does business with or on behalf of the Fund. Any gift from any person or entity that does business with or on behalf of the Fund in excess of $10 shall be entered in the Gift Log which is maintained by the Compliance Officer.

(6)	Service as a Director. No person with decision-making authority over the investment process at the Fund shall serve on the board of directors of a publicly-traded company unless the Trustees determine that such service would be consistent with the interest of the Fund and its shareholders.

(7)	Ban on Rapid Trading of Fund Shares. To prevent the use of nonpublic information by access persons to take advantage of potential short-term discrepancies in the pricing of Fund shares, no access person shall buy and then sell Fund shares more than three times in a calendar quarter and no more than five times in a year. Access persons are prohibited from owning Parnassus Fund and Parnassus Income Trust shares through another broker-dealer or other entity outside of Parnassus Investments.

(8)	Protection of Material Nonpublic Information. Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misue of material, nonpublic information. In accordance with Section 204A, access to material, nonpublic Fund and client information, including portfolio holdings information, shall be restricted to only those individuals who need such information to perform their duties. No person shall release detailed Fund or client portfolio information before it is available to the general public. However, this does not preclude the staff in the normal course of business to provide necessary information to third parties. These parties shall include, but are not limited to, ratings agencies, brokers, custodians and accountants. Release of material nonpublic information must be pre-approved by the Compliance Officer and kept in a log.

        Personal Trading Compliance Procedures. The term “Compliance Officer” shall include that Officer or any person under his supervision to whom any functions hereunder have been delegated. For personal trading by the President of the Fund and the Compliance Officer, the Board of Trustees shall designate one of its members to assume the role of Compliance Officer and another of its members to be an alternate. The Trustees so designated shall consult with the Director of Research to determine the status of the Funds’ trading. Both the Director of Research and the designated Trustee shall keep a record of approvals for the President’s and the Compliance Officer’s personal trading. For personal trading by any member of the President’s or Compliance Officer’s family residing with him, the Director of Research shall approve those trades before they are made, and the designated Trustee will review those trades at least once every quarter. The following are the compliance procedures:

(1)	Notification of Outside Account. All employees shall provide written notification to the Compliance Officer of their intent to open a Covered Account prior to opening such an account. If the account was opened prior to the employee’s hire date, the employee shall notify the Compliance Officer promptly after the hire date.

(2)	Preclearance. All access persons must “preclear” all personal Covered Transactions with the Compliance Officer. The President and Compliance Officer must preclear their trades with the Board of Trustees. Independent Trustees who have no nonpublic knowledge of the Fund’s investment activities are exempt from this requirement. Preclearance of personal trades of Covered Securities not owned by the Funds shall remain in effect for a period of five days, though the five-day, blackout-period restriction still applies. Preclearance of trades of Covered Securities owned by the Funds shall remain in effect until the end of the day in which preclearance was issued.

(3)	Records of Securities Transactions. All access persons must send duplicate copies of brokerage statements to the Compliance Officer for any Covered Account. These records must be promptly reviewed by the Compliance Officer. This requirement of duplicate copies of brokerage statements shall not apply to independent Trustees who have no knowledge of the Fund’s investment activities before those activities become part of the public record and so certify to the Compliance Officer.

(4)	Disclosure of Personal Holdings.

(a) All access persons (other than independent Trustees of a Fund) must disclose all Covered Securities holdings within 10 days of becoming access persons and thereafter must file an annual report containing personal Covered Securities holdings information that is current as of a date not more than 45 days before the report is submitted. Both the initial holdings report and the annual report must contain the following information:

•	the title, number of shares and principal amount of each Covered Security in which the access person had, for the period covered, any direct or indirect beneficial ownership,

•	the name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person,

•	the date on which the access person submits the report.

(b) Within 30 days of each fiscal quarter end, each access person of a Fund must file with the Fund and each access person of the Adviser must file with the Adviser a quarterly transaction report. Each independent Trustee of a Fund is exempt from providing the quarterly report, unless such Trustee knew or, in the ordinary course of fulfilling his or her duties as Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or the Adviser considered purchasing or selling the Covered Security.

The quarterly report should disclose the following information with respect to any Covered Transaction during the quarter in which the access person had any direct or indirect beneficial ownership:

•	the date of the transaction, title, interest rate and maturity (if applicable), number of shares and principal amount of each Covered Security involved,

•	the nature of the transaction (purchase, sale or any other type of acquisition or disposition),

•	the price of the Covered Security at which the transaction was affected,

•	the name of the broker, dealer or bank with or through which the transaction was affected, and

•	the date on which the access person submits the quarterly report.

The quarterly report should disclose the following with respect to any Covered Account established by the access person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the access person:

•	the name of the broker, dealer or bank with whom the access person established the account,

•	the date the access person established the account, and

•	the date on which the access person submits the report.

(c) A person need not submit any of the reports listed in paragraphs (a) and (b) above with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control. A person need not submit any of the reports if Parnassus Investments is already receiving duplicate statements directly from the broker-dealer which contains all of the information listed in paragraphs (a) and (b).

(5)	Certification of Compliance. At least annually and after every revision, all access persons shall receive a copy of this Code. All access persons must certify annually that they have received, read and understood this Code and recognize that they are subject thereto. They must certify annually that they have complied with this Code and they have complied with its requirements including reporting all personal securities transactions required to be disclosed or reported and that they do not own Fund shares outside of Parnassus Investments. All access persons that are not currently submitting copies of any brokerage activity to the Compliance Officer must provide written certification annually that there has been no reportable Covered Securities activity during the previous year.

(6)	Review by the Board of Trustees. Each year the Fund’s management shall prepare a report to the Trustees that summarizes existing procedures concerning personal investment and any changes made to procedures during the preceding year. The report will also identify any violations requiring significant remedial action during the past year, will make suggestions for any changes deemed necessary and will certify that the Fund and the Adviser have adopted procedures reasonably necessary to prevent access persons from violating this Code.

(7)	Review of Trading of Fund Shares. On a quarterly basis, the Compliance Officer will review the trades and holdings of Fund shares by access persons to ensure compliance with the ban on rapid trading of Fund shares. All access persons must provide the Compliance Officer a list of accounts that hold Fund shares. For Fund shares held by the President and the Compliance Officer, the designated Trustee will review the Fund transactions on a quarterly basis.

(8)	Violations of the Code. All access persons bound by this Code must promptly report violations of this Code to the Compliance Officer.

(9)	Review by the Compliance Officer. All records required by this Code shall be promptly reviewed by the Compliance Officer.

Entity	Adopted	Amended
The Parnassus Fund	12/7/94	3/17/97, 7/17/97, 12/11/98, 3/12/99, 7/12/99, 3/24/00,
3/23/01, 3/25/04, 7/27/04, 12/7/04
Parnassus Income Trust	12/2/94	3/17/97, 7/17/97, 12/11/98, 3/12/99, 7/12/99, 3/24/00,
3/23/01, 3/25/04, 7/27/04, 12/7/04
Parnassus Investments	1/12/95	3/17/97, 7/17/97, 12/11/98, 3/12/99, 7/12/99, 3/24/00,
3/23/01, 3/25/04, 7/27/04, 12/7/04

APPENDIX A

        The purpose of this Appendix is to discuss the circumstances in which an access person may have a “direct or indirect beneficial interest” in a securities account. Under the Rule, this question is to be “interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934.”

        There is no comprehensive rule under that Section as to what constitutes beneficial ownership. Therefore, the only guidance is provided by SEC Releases and decided court cases so there can be changes from time to time. This Appendix is not designed to be a complete or comprehensive discussion, but only a summary of important areas.

        Under the Rule, an access person need not report “with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.” Thus, even if an access person has a beneficial interest in an account, as discussed herein, such account may not be a Covered Account as defined in the Code. For the purposes of the Code, an access person may remove an account which would otherwise be a Covered Account from that category by filing with the Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Compliance Officer may require to demonstrate such lack of influence or control

        The general categories of types of beneficial ownership may be summarized as follows: (i) direct ownership; (ii) securities held by others for the benefit of an access person; (iii) securities held by certain family members; and (iv) securities held by certain estates, trusts, corporations or partnerships.

        Direct Ownership. This includes securities registered in the name of an access person and bearer securities of which the access person is the bearer.

        Securities held by others for the benefit of an access person. This involves, in general, any agreement, arrangement or understanding under which an access person derives benefits substantially equivalent to those of ownership. This category would include, but not be limited to, securities held by pledgees, custodians and brokers.

        Securities held by certain family members. The SEC has indicated that the “beneficial ownership” of an access person extends to securities owned (see below) by a wife or husband of that access person, by a minor child or by other relatives (i) sharing the same household, or (ii) not sharing the same household but whose investments the access person directs or controls. That ownership by relatives may be direct (i.e., in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative. However, an access person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts any accounts over which the access person has no direct or indirect influence or control.

        Securities held by estates etc. An access person may also have a beneficial interest in securities held by estates, trusts, partnerships or corporations. Access persons who are (i) settlers (i.e., creators), trustees or beneficiaries of a trust, (ii) executors or administrators of, or beneficiaries or legatees of, an estate; (iii) partners of a partnership, or (iv) directors, officers or substantial shareholders of a corporation, which, in each case, invests in Covered Securities, are required to obtain a determination from the Compliance Officer as to whether the accounts in question are Covered Accounts. In making any such determination, the Compliance Officer may rely on an opinion of counsel.

APPENDIX B

1.	“Access person” means:

(i) With respect to the Fund, any Trustee, officer or advisory person, as defined below, of the Fund;

(ii) With respect to the Adviser:

(a) any director, officer or advisory person of the Adviser; or

(b) any supervised person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund; or

(c) any supervised person who is involved in making securities recommendation to clients, or who has access to such recommendations that are nonpublic.

2.	“Advisory person” of the Fund and the Adviser means:

    (i)      Any employee of any of them (or any company in a control relationship to any) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

    (ii)      Any natural person in a control relationship to any of them who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a covered security by the Fund.